                                                                   EXHIBIT 99(A)


[POPULAR, INC. LOGO]

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Or visit our web site at http://www.popularinc.com
Telephone (787) 754-1685

July 12, 2000

                                                                    News Release

         POPULAR, INC. EARNINGS FOR THE QUARTER AND SIX-MONTH PERIOD ENDED JUNE 30, 2000

         Popular, Inc. (the Corporation) reported net income of $65.1 million or $0.46 earnings per common share (EPS) for the second quarter of 2000, compared with $64.0 million or $0.46 for the same period in 1999. Net earnings for the first quarter of 2000 were $64.2 million, or $0.46 per common share.

          The Corporation's return on assets (ROA) and return on common equity
(ROE) for the second quarter of 2000 were 1.01% and 14.43%, respectively, compared with 1.08% and 15.53% for the same period in 1999 and 1.01% and 14.57% for the first quarter of 2000.

         For the first six months of 2000, the Corporation's net earnings reached $129.3 million, compared with $127.6 million for the same period in 1999. EPS for the first six months of 2000 and 1999 were $0.92 and $0.91, respectively. ROA and ROE for the first six months of 2000 were 1.01% and 14.50%, respectively. For the same period of 1999, these ratios were 1.11% and 15.78%.

         The Corporation's results of operations for the quarter ended June 30, 2000, when compared with the same quarter of 1999, reflected an increase of $7.1 million in net interest income together with an increase of $22.4 million in other revenues. These improvements were partially offset by rises of $12.1 million in the provision for loan losses and $14.2 million in operating expenses.

         The growth in net interest income over the second quarter of 1999 was primarily due to an increase of $2.2 billion in average earning assets driven principally by a $2.0 billion increase in the loan portfolio. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits. The net interest yield for the quarter ended June 30, 2000, was 4.03%, compared with 4.33% for the second quarter of 1999. The reduction in the net interest yield resulted from an increase of 72 basis points in the average cost of interest bearing


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2 - POPULAR, INC. 2000 SECOND QUARTER RESULTS


liabilities, mostly as a result of a higher interest rate scenario and a higher proportion of short-term borrowings, partially offset by an increase of 37 basis points in the average yield on earning assets, mainly in the investment portfolio. For the first quarter of 2000 the net interest yield was 4.08%. For the first six months of 2000, the net interest yield was 4.06%, compared with 4.39% for the same period of 1999.

         The provision for loan losses for the second quarter of 2000 amounted to $48.7 million compared with $36.6 million for the second quarter of 1999. The increase resulted from the growth in the loan portfolio, non-performing assets and net charge-offs. Net charge-offs for the quarter ended June 30, 2000, were $38.1 million or 0.97% of average loans compared with $31.2 million or 0.91% for the second quarter of 1999, and $48.6 million or 1.29% for the first quarter of 2000. The increase in net charge-offs when compared to the second quarter of 1999 was primarily reflected in the consumer, commercial and lease financing portfolios. Non-performing assets were $379 million or 2.40% of loans at June 30, 2000, compared with $303 million or 2.18% at June 30, 1999 and $361 million or 2.38% at March 31, 2000. The rise in non-performing assets from June 30, 1999 was mostly reflected in non-performing commercial loans and leases. The increase in non-performing commercial loans was principally due to the classification as non-accrual of a limited number of commercial loan relationships whose credit quality has deteriorated. Most of the increase in non-performing loans since the first quarter of 2000 is due to the inclusion of $13 million in leases in our U.S. operations that became delinquent due to an external fraud scheme that was exposed during this quarter. This balance is expected to be recovered from the insurance companies, which have already confirmed coverage.

         Non-interest income, excluding securities and trading gains, grew $21.0 million or 24.1%, reaching $108.2 million for the second quarter of 2000, compared with $87.2 million for the same period in 1999. These revenues totaled $101.6 million in the first quarter of this year. The growth in non-interest income was led by an increase of $15.7 million in other service fees, $4.2 million in other operating income and $1.1 million in service charges on deposit accounts. The increase in other service fees is mostly attributed to processing fees generated by GM Group, acquired in July 1999, and to the growth of the Corporation's retail financial services businesses. Also, credit card fees rose principally due to late payment and cash advance fees implemented during March in Puerto Rico upon the enactment of a new regulation authorizing these changes, and to the growth of our credit card operations in the United States. Moreover, there was a rise in debit card fees mainly as a result of the growing


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3 - POPULAR, INC. 2000 SECOND QUARTER RESULTS


volume of point-of-sale terminals and transactions. The increase in other operating income is mainly attributed to other revenues derived by GM Group, corresponding mainly to technology and system engineering services. Service charges on deposit accounts increased due to higher activity on commercial accounts.

         Operating expenses for the second quarter of 2000 increased $14.2 million or 6.9%, reaching $219.4 million for the second quarter of 2000. This increase was mostly reflected in personnel, equipment, net occupancy and communication expenses. The rise in personnel costs resulted from increased employment levels, mainly related to the aforementioned acquisition of GM Group and business expansion in the U.S. This increase was partially offset by a lower medical plan expense due to revisions made to the plan effective April 1, 2000, and to lower pension and post-retirement benefit expenses. The rise in equipment expenses was also attributed to GM Group and to higher depreciation expenses of new equipment acquired throughout 1999 as part of the Y2K plan. The increase in net occupancy and communication expenses resulted mostly from the Corporation's business and geographic expansion. Furthermore, other operating expenses grew primarily due to higher sundry losses, travelling and miscellaneous expenses, and to costs associated to the operations of GM Group. When compared to the first quarter of 2000, the Corporation experienced a decrease of $7.1 million or 3.1% in operating expenses.

          The Corporation's total assets at June 30, 2000, amounted to $26.5 billion, compared with $23.7 billion at June 30, 1999. Total assets at March 31, 2000, were $25.3 billion. The Corporation's earning assets reached $24.7 billion at June 30, 2000, compared with $22.1 billion and $23.6 billion at June 30, 1999 and March 31, 2000, respectively.

         Total loans were $15.8 billion at June 30, 2000 or $1.9 billion more than the level at June 30, 1999 and $574 million over March 31, 2000. Commercial and mortgage loans accounted for the largest growth since June 30, 1999, increasing $817 million and $783 million, respectively. These same portfolios rose $109 million and $389 million, respectively, when compared with March 31, 2000.

         The allowance for loan losses at June 30, 2000, amounted to $306 million or 1.94% of loans compared with $283 million or 2.03% at June 30, 1999, and $293 million or 1.93% at March 31, 2000. At June 30, 2000, the allowance for loan losses as a percentage of non-performing assets was 80.6% compared with 93.3% at June 30, 1999 and 81.2% at March 31, 2000.

         Total deposits grew to $14.5 billion at June 30, 2000, from $13.9 billion at June 30, 1999. Time


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4 - POPULAR, INC. 2000 SECOND QUARTER RESULTS


deposits grew $798 million mainly as a result of the higher interest rate scenario. At March 31, 2000, total deposits amounted to $14.3 billion.

         Borrowed funds, including subordinated notes and capital securities, amounted to $9.8 billion at June 30, 2000 compared with $7.7 billion at June 30, 1999, and $8.8 billion at March 31, 2000.

         At June 30, 2000, stockholders' equity totaled $1.74 billion compared with $1.65 billion at the same date last year. These figures include unrealized losses on securities available-for-sale, net of deferred taxes, of $149.8 million as of June 30, 2000, compared with unrealized losses of $38.9 million as of the same date last year. Stockholders' equity was $1.68 billion at March 31, 2000.

         The market value of the Corporation's common stock at June 30, 2000, was $19.06 per share, compared with $30.31 at June 30, 1999 and $22.19 at March 31, 2000. The Corporation's market capitalization at June 30, 2000, was $2.6 billion, compared with $4.1 billion at June 30, 1999, and $3.0 billion at March 31, 2000. At June 30, 2000, the Corporation's common stock had a book value per share of $12.05.

         At the beginning of July, the Corporation completed the acquisition of Aurora National Bank, a subsidiary of GreatBanc, Inc., operating two branches in Illinois, with $111 million in deposits and $81 million in loans as of May 31, 2000. In addition, two de novo branches were opened in New Jersey and Florida, for a total of 95 branches in our continental U.S. banking network. Also, the Corporation formalized its entrance into the insurance business through the creation of Banco Popular, National Association, a legal entity registered in Florida, and its wholly-owned subsidiary Popular Insurance, Inc., an insurance agency licensed under the laws of Puerto Rico.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPP, respectively.

                                      * * *





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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                          Quarter ended
                                                             June 30                         Second
                                                ------------------------------------         Quarter
                                                                                           2000 - 1999            First
                                                                                             Percent             Quarter
                                                     2000                1999                Variance              2000
                                                --------------------------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income                                 $     524,774         $     453,401            15.74%         $    505,801
Interest expense                                      278,858               214,550            29.97               263,561
                                                --------------------------------------------------------------------------
Net interest income                                   245,916               238,851             2.96               242,240
Provision for loan losses                              48,719                36,631            33.00                50,013
                                                --------------------------------------------------------------------------

Net interest income after provision
  for loan losses                                     197,197               202,220            (2.48)              192,227

Other operating income                                108,263                87,222            24.12               101,645
Gain on sale of securities                                329                   286            15.03                13,264
Trading account profit (loss)                             693                  (582)                                   817
                                                --------------------------------------------------------------------------

Total other income                                    109,285                86,926            25.72               115,726

Salaries and benefits                                  92,642                88,555             4.62                99,092
Profit sharing                                          5,568                 6,084            (8.48)                4,132
Amortization of intangibles                             8,537                 7,586            12.54                 8,592
Other operating expenses                              112,625               102,992             9.35               114,688
                                                --------------------------------------------------------------------------

Total operating expenses                              219,372               205,217             6.90               226,504
                                                --------------------------------------------------------------------------

Income before income tax and minority
   interest                                            87,110                83,929             3.79                81,449
Income tax                                             21,684                20,334             6.64                18,756
Net (earnings) losses of minority interest               (303)                  382                                  1,496
                                                --------------------------------------------------------------------------

Net income                                      $      65,123         $      63,977             1.79          $     64,189
                                                ==========================================================================
Net income applicable to common stock           $      63,036         $      61,890             1.85          $     62,102
                                                ==========================================================================
Earnings per common share:
 Net income                                     $        0.46         $        0.46                           $       0.46
                                                -------------         -------------                           ------------

Average common shares outstanding                 135,878,677           135,491,324                            135,763,765
Common shares outstanding at end of
   period                                         135,865,104           134,698,572                            135,747,610

SELECTED AVERAGE BALANCES
Total assets ..............................     $  25,972,365         $  23,655,275             9.80          $ 25,466,481
Loans .....................................        15,681,239            13,681,097            14.62            15,027,521
Earning assets ............................        24,337,038            22,092,040            10.16            23,756,508
Deposits ..................................        14,421,873            13,816,195             4.38            14,147,519
Interest-bearing liabilities ..............        20,574,383            18,406,158            11.78            20,091,089
Stockholders' equity ......................         1,857,501             1,698,197             9.38             1,815,021

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets ..............................     $  26,451,246         $  23,665,621            11.77          $ 25,302,025
Loans .....................................        15,774,604            13,887,392            13.59            15,200,931
Earning assets ............................        24,677,648            22,119,957            11.56            23,602,803
Deposits ..................................        14,460,454            13,902,387             4.01            14,337,861
Interest-bearing liabilities ..............        21,197,604            18,304,859            15.80            20,173,181
Stockholders' equity ......................         1,736,890             1,650,682             5.22             1,682,293

PERFORMANCE RATIOS
Net interest yield * ......................              4.03%                 4.33%                                  4.08%
Return on assets ..........................              1.01                  1.08                                   1.01
Return on common equity ...................             14.43                 15.53                                  14.57

CREDIT QUALITY DATA
Non-performing assets .....................     $     379,034         $     303,025            25.08          $    361,247
Net loans charged-off .....................            38,116                31,157            22.34                48,581
Allowance for loan losses .................           305,526               282,590             8.12               293,442
Non-performing assets to total assets .....              1.43%                 1.28%                                  1.43%
Allowance for losses to loans .............              1.94                  2.03                                   1.93

* Not on a taxable equivalent basis


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


POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                                    For the period ended
                                                                          June 30
                                                       --------------------------------------------

                                                                                        Percent
                                                           2000               1999      Variance
                                                       --------------------------------------------
SUMMARY OF OPERATIONS

Interest income                                        $  1,030,575        $ 897,596         14.82%
Interest expense                                            542,419          422,507         28.38
                                                       --------------------------------------------
Net interest income                                         488,156          475,089          2.75
Provision for loan losses                                    98,732           72,402         36.37
                                                       --------------------------------------------

Net interest income after provision
  for loan losses                                           389,424          402,687         -3.29

Other operating income                                      209,908          174,111         20.56
Gain on sale of securities                                   13,593              736
Trading account profit (loss)                                 1,510             (863)
                                                       --------------------------------------------

Total other income                                          225,011          173,984         29.33

Salaries and benefits                                       191,734          178,271          7.55
Profit sharing                                                9,700           12,403        (21.79)
Amortization of intangibles                                  17,129           15,206         12.65
Other operating expenses                                    227,313          201,228         12.96
                                                       --------------------------------------------

Total operating expenses                                    445,876          407,108          9.52
                                                       --------------------------------------------

Income before income tax and minority
   interest                                                 168,559          169,563         -0.59
Income tax                                                   40,440           42,736         -5.37
Net losses of minority interest                               1,193              814
                                                       --------------------------------------------

Net income                                             $    129,312        $ 127,641          1.31
                                                       ============================================
Net income applicable to common stock                  $    125,138        $ 123,466          1.35
                                                       ============================================
Earnings per common share:
 Net income                                            $       0.92        $    0.91          1.10
                                                       ============================================

Average common shares outstanding                       135,821,221      135,599,703
Common shares outstanding at end
  of period                                             135,865,104      134,698,572

SELECTED AVERAGE BALANCES
Total assets ............................              $ 25,719,423     $ 23,178,177         10.96
Loans ...................................                15,354,380       13,442,576         14.22
Earning assets ..........................                24,046,773       21,677,529         10.93
Deposits ................................                14,284,696       13,697,877          4.28
Interest-bearing liabilities ............                20,332,736       18,016,322         12.86
Stockholders' equity ....................                 1,836,261        1,678,159          9.42

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets ............................              $ 26,451,246     $ 23,665,621         11.77
Loans ...................................                15,774,604       13,887,392         13.59
Earning assets ..........................                24,677,648       22,119,957         11.56
Deposits ................................                14,460,454       13,902,387          4.01
Interest-bearing liabilities ............                21,197,604       18,304,859         15.80
Stockholders' equity ....................                 1,736,890        1,650,682          5.22

PERFORMANCE RATIOS
Net interest yield * ....................                      4.06%            4.39%
Return on assets ........................                      1.01             1.11
Return on common equity .................                     14.50            15.78

CREDIT QUALITY DATA
Non-performing assets ...................              $    379,034      $   303,025         25.08
Net loans charged-off ...................                    86,697           57,061         51.94
Allowance for loan losses ...............                   305,526          282,590          8.12
Non-performing assets to total assets ...                      1.43%            1.28%
Allowance for losses to loans ...........                      1.94             2.03

* Not on a taxable equivalent basis


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